                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            CENTENNIAL CELLULAR CORP.
        ................................................................
                (Name of Registrant as Specified In Its Charter)


        .................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    .................................................................

2)  Aggregate number of securities to which transaction applies:

    .................................................................

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    .................................................................

4)  Proposed maximum aggregate value of transaction:

    .................................................................

    Total fee paid:

    .................................................................


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

    .................................................................

2)  Form, Schedule or Registration Statement No.:

    .................................................................

3)  Filing Party:

    .................................................................

4)  Date Filed:

    .................................................................

                                     [LOGO]

                            CENTENNIAL CELLULAR CORP.
                               1305 CAMPUS PARKWAY
                            NEPTUNE, NEW JERSEY 07753
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 20, 1999
                            ------------------------


The board of directors of Centennial Cellular Corp., a Delaware corporation (the "Company"), hereby gives notice that the 1999 Annual Meeting of Shareholders of the company (the "Annual Meeting") will be held at The Waldorf=Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Wednesday, October 20, 1999, at 11:00 a.m., Eastern Time, for the following purposes:

1. To elect seven directors of the company to serve until the next annual meeting of shareholders and thereafter until their successors shall have been elected and qualified.

2. To vote on the ratification of the selection by the board of directors of Deloitte & Touche LLP as independent auditors for the company for the fiscal year ending May 31, 2000.

3. To vote on the ratification of the approval and adoption by the board of directors of the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan as set forth in Exhibit A to the accompanying Proxy Statement, which provides for the grant to employees and others providing services to the company of options and awards to purchase up to 3,000,000 shares of Class A common stock of the company.

4.  To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend. Only holders of record of issued and outstanding shares of Class A Common Stock of the company at the close of business on September 29, 1999 will be entitled to receive notice of and vote at the Annual Meeting. In accordance with Section 219 of the Delaware General Corporation Law, the company will make available for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting, at the location of the Annual Meeting, a complete list of the shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares registered in the name of each shareholder. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

A copy of each of the company's Proxy Statement and 1999 Annual Report to Shareholders for its fiscal year ended May 31, 1999 is enclosed herewith.


                                       By Order of the Board of Directors

                                       Peter W. Chehayl,
                                       Secretary
                                       September 28, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                                     [LOGO]

                            CENTENNIAL CELLULAR CORP.
                               1305 CAMPUS PARKWAY
                            NEPTUNE, NEW JERSEY 07753
                           --------------------------
                                 PROXY STATEMENT
                           --------------------------


GENERAL

This Proxy Statement is furnished in connection with the solicitation by the board of directors of Centennial Cellular Corp., a Delaware corporation (the "Company"), of proxies for use at the 1999 Annual Meeting of Shareholders of the company (the "Annual Meeting") to be held at The Waldorf=Astoria Hotel, 301 Park Avenue, New York, NY 10022, on Wednesday, October 20, 1999 at 11:00 a.m., Eastern Time, and at any adjournment or adjournments of the Annual Meeting. This Proxy Statement and the enclosed proxy are first being sent to shareholders on or about September 30, 1999.

At the Annual Meeting, shareholders of the company will (i) elect seven directors of the company to serve until the next annual meeting of shareholders and thereafter until their successors shall have been elected and qualified;
(ii) vote on the ratification of the selection by the board of directors of Deloitte & Touche LLP as independent auditors for the company for the fiscal year ending May 31, 2000; and (iii) vote on the ratification of the approval and adoption by the board of directors of the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan. Shareholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The close of business on Wednesday, September 29, 1999 has been selected as the record date for determining the holders of outstanding shares of the company's common stock entitled to receive notice of and vote at the Annual Meeting. On September 29, there were 31,200,961 shares of common stock outstanding. Holders of common stock are entitled to one vote per share. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting.


VOTE REQUIRED

Votes at the Annual Meeting will be tabulated by inspectors of election appointed by the company. Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum.

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, as a general rule, brokers may vote these shares in their discretion. However, brokers are precluded from exercising their voting discretion on certain types of proposals and, absent specific instructions from the beneficial owner in such cases, brokers may not vote on those proposals. This results in what is known as a "broker non-vote" on such proposals.

Election of directors will be determined by a plurality vote of the combined voting power of all shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on the election of directors.

Passage of the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the company for the fiscal year ending May 31, 2000 requires the approval of a majority of the votes cast on this proposal. Abstentions as to this proposal will not count as votes cast for or against this proposal and will not be included in calculating the number of votes necessary for approval of this proposal. Brokers have discretionary authority to vote on this proposal.

Ratification of the approval and adoption by the board of directors of the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan requires the favorable vote of the holders of a majority of the combined voting power of all shares of common stock outstanding and entitled to vote at the Annual Meeting. Brokers do not have discretionary authority to vote on this item and abstentions and broker non-votes will have the effect of a negative vote.

All other matters will be determined by the vote of a majority of the combined voting power of all shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

Each shareholder of the company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned thereby are voted at the Annual Meeting. All shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions given on such proxies. If no direction is given, a properly executed proxy will be voted FOR the election of the seven persons named under "Election of Directors," FOR ratification of the selection of Deloitte & Touche LLP as independent auditors for the company for the fiscal year ending May 31, 2000, and FOR ratification of the approval and adoption by the board of directors of the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan. The board of directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters.


REVOCATION OF PROXIES

Any shareholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked by (i) delivering to the Secretary of the company a written notice of revocation bearing a date later than the date of the proxy;
(ii) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the company; or (iii) attending the Annual Meeting and stating to the Secretary of the company an intention to vote in person and so voting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a proxy should be delivered to Centennial Cellular Corp., 1305 Campus Parkway, Neptune, New Jersey 07753, Attention: Peter
W. Chehayl, Secretary.


COST OF SOLICITATION

The company will bear all costs of soliciting proxies in the accompanying form. Solicitation will be made by mail, and officers and regular employees of the company may also solicit proxies by telephone, facsimile or personal interview. In addition, the company expects to request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and the company will reimburse such persons for their out-of-pocket and reasonable clerical expenses in doing this.


                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

The table below contains information regarding the beneficial ownership of our common stock as of September 15, 1999 by each stockholder who owns beneficially five percent or more of the company's common stock. Holders of common stock are entitled to one vote per share.

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares.

Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 31,200,961 shares of common stock outstanding on September 15, 1999.

                                                                  BENEFICIAL OWNERSHIP
                                                     -----------------------------------------------
    NAME AND ADDRESS OF BENEFICIAL OWNER               NUMBER OF SHARES           PERCENT OF CLASS
----------------------------------------------------------------------------------------------------
Welsh, Carson, Anderson & Stowe VIII, L.P.(1)             17,249,026            55.4%
WCAS Capital Partners III, L.P.(1)                         1,626,507             5.2
Blackstone Investors(2)                                    9,390,681            30.2
Thomas E. McInerney(3)                                    18,875,533            60.6
Anthony J. de Nicola(4)                                   18,875,533            60.6
Rudolph E. Rupert(5)                                      18,875,533            60.6
Mark T. Gallogly(6)                                        9,390,681            30.2
Lawrence H. Guffey(6)                                      9,390,681            30.2

(1) The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (1,944,351), WCAS Information Partners, L.P. (68,223) and WCA Management Corporation (170,556), limited partnerships and corporations affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. Up to an aggregate 862,452 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are members of the limited liability company that serves as its sole general partner, including Messrs. McInerney, de Nicola and Rupert, and individuals employed by its investment advisor. Messrs. McInerney, de Nicola and Rupert may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

(2) The total number of shares beneficially owned by Blackstone investors are owned by Blackstone CCC Capital Partners L.P. (7,471,074), Blackstone CCC Offshore Capital Partners L.P. (1,356,165) and Blackstone Family Investment Partnership III L.P. (563,442). Blackstone Management Association III L.L.C. ("BMA") is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of the Blackstone investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Mr. Gallogly, who is a member of BMA, and Mr. Guffey, who is an employee of affiliates of BMA, disclaim beneficial ownership of such shares.

(3) Mr. McInerney owns of record 155,328 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. McInerney, own the remaining shares of common stock. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(4) Mr. de Nicola owns of record 13,644 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. de Nicola, own the remaining shares of common stock. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

(5) Mr. Rupert owns of record 13,644 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. Rupert, own the remaining shares of common stock. Mr. Rupert disclaims beneficial ownership of such shares except to the extent owned of record by him.

(6) Messrs. Gallogly and Guffey do not own of record any shares of common stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., affiliates of Messrs. Gallogly and Guffey, own all of the shares of common stock. Messrs. Gallogly and Guffey disclaim beneficial ownership of such shares except to the extent owned of record by either of them.

Certain of our principal shareholders are parties to a stockholders agreement that is described in detail under "Certain Relationships and Related Transactions" below.


                                   THE MERGER

On January 7, 1999, the company merged with CCW Acquisition Corp., a new Delaware corporation organized by Welsh, Carson, Anderson & Stowe VIII, L.P. As a result of the merger, a new group of equity investors acquired a 92.9% ownership interest in the company. The remaining 7.1% interest was owned by public stockholders. The merger was accounted for as a recapitalization in which the historical basis of our company's assets and liabilities was not affected and no new goodwill related to the merger was created.


MERGER FINANCING

A total of approximately $1.87 billion was required to pay the cash consideration to stockholders in the merger, repay indebtedness, pay fees and expenses related to the merger and its financing and purchase pledged securities. The sources of funding for the merger and the related transactions are described below.

     Equity Financing. Welsh, Carson, Anderson & Stowe VIII, L.P., certain of its affiliates, including WCAS Capital Partners III, L.P., certain affiliates of Blackstone Capital Partners, L.P. and certain other investors purchased $400 million in common stock of CCW Acquisition Corp. The CCW Acquisition Corp. shares were converted into shares of common stock of the Company in the merger.

     Bank Financing. Centennial Cellular Operating Co. LLC, a wholly-owned subsidiary of the company, and its Puerto Rico subsidiary borrowed approximately $936.0 million under a new $1,050 million credit facility. A group of lenders provided Centennial Cellular Operating with the credit facility, consisting of an $900 million term loan facility and a $150 million revolving credit facility.

     High Yield Notes Financing. Centennial Cellular Operating, together with a co-obligor that has merged into the company, issued $370 million of notes on December 14, 1998.

     Subordinated Debt Financing. WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VIII, purchased unsecured senior subordinated notes due 2009 and common stock of the Company at an aggregate price of $180 million.


                              ELECTION OF DIRECTORS

Seven persons have been nominated for election as directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. Except for J. Stephen Vanderwoude, all of the nominees are currently directors. The directors will be elected by vote of a plurality of the combined voting power of all shares of common stock present and voting at the Annual Meeting, voting together as a single class, with each share of common stock having one vote.

Under the amended and restated stockholders agreement described in detail under "Certain Relationships and Related Transactions," our principal stockholders have agreed to establish and maintain a board of directors consisting of up to nine members, or as otherwise agreed by the principal stockholders. Pursuant to the stockholders agreement, our directors are elected as described below:

     So long as the Welsh Carson investors own 25% of the Class A common stock purchased by them on January 7, 1999, they can elect three directors. Currently Thomas E. McInerney, Anthony J. de Nicola and Rudolph E. Rupert serve as the Welsh, Carson investors' board representatives. The chairman of our board of directors, who is currently Thomas E. McInerney, is selected by the Welsh Carson investors.

     So long as the Blackstone investors own 25% of the Class A common stock purchased by them on January 7, 1999, they can elect two directors. Currently Mark T. Gallogly and Lawrence H. Guffey serve as the Blackstone investors' board representatives.

     Our Chief Executive Officer, who is currently Michael J. Small, serves on our board of directors.

Two additional directors are elected by all of the stockholders, including our principal stockholders. These outside directors must be qualified as outside directors under NASDAQ rules and cannot be members of our management or affiliated with any of our stockholders who are party to the amended and restated stockholders agreement.

The parties to the amended and restated stockholders agreement will vote for the election of the nominees named below unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for a substitute nominee or nominees designated by the board of directors or the respective party to the stockholders agreement, or, if no substitute nominee or nominees are so designated, that the membership of the board of directors will be reduced to a number equal to the number of such nominees. The board of directors has no reason to believe that any of the nominees listed below will not be available for election as a director.

The following table sets forth the name of each nominee, his age, the year he was elected a director of the company, his principal occupation, other business experience during the last five years, other directorships in publicly-held corporations and ownership of shares of our Class A common stock as of September 15, 1999.

                                                                                       NUMBER OF SHARES
NOMINEE, AGE, YEAR                       PRINCIPAL OCCUPATION, OTHER BUSINESS            BENEFICIALLY
FIRST BECAME DIRECTOR                     EXPERIENCE AND OTHER DIRECTORSHIPS               OWNED (1)         PERCENT OF CLASS
--------------------------------------------------------------------------------------------------------------------------------
Anthony J. de Nicola(2)(3)            Anthony J. de Nicola is a director the             18,875,533                60.6
  Age:  35                            company. He has served as a general partner               (4)
  Director since: January 7, 1999     of Welsh Carson Anderson & Stowe and other
                                      associated investment partnerships since 1994.
                                      Previously he worked for William Blair & Co.
                                      for four years financing middle market
                                      buyouts. He is a director of MedE America
                                      Corporation and several private companies.
Mark T. Gallogly(2)                   Mr. Gallogly is a director of the company.          9,390,681                30.2
  Age:  42                            He is a member of the limited liability                   (5)
  Director since: January 7, 1999     company which acts as the general partner
                                      of the Blackstone entities. He is a Senior
                                      Managing Director of The Blackstone Group
                                      L.P. and has been with Blackstone since 1989.
                                      Mr. Gallogly is a member of the boards of
                                      directors of CommNet Cellular Inc. and several
                                      private companies.
Lawrence H. Guffey(3)                 Mr. Guffey is a director of the company. He         9,390,681                30.2
  Age:  31                            became a Managing Director of The Blackstone              (5)
  Director since: January 7, 1999     Group, L.P. in 1999, and has been involved in
                                      the firm's principal activities since 1991. He
                                      is a member of the board of directors of
                                      CommNet Cellular Inc. and several private
                                      companies.
Thomas E. McInerney(2)                Mr. McInerney is a director and the Chairman       18,875,533                60.6
  Age:  58                            of the board of directors of the company. He              (6)
  Director since: January 7, 1999     has served as a general partner of Welsh
                                      Carson Anderson & Stowe and other associated
                                      investment partnerships since 1986. He is a
                                      director of The Cerplex Group, Inc., The
                                      BISYS Group, Inc., MedE America Corporation,
                                      SpectraSite Holdings, Inc. and several
                                      private companies.
Rudolph E. Rupert(3)                  Mr. Rupert is a director of the company. In        18,875,533                60.6
  Age:  33                            April, 1999, he became a general partner of               (7)
  Director since: January 7, 1999     Welsh Carson Anderson & Stowe and other
                                      associated investment partnerships. He was a
                                      Vice President from 1997 to April, 1999.
                                      From 1994 to 1997, he worked for three years
                                      at General Atlantic Partners where he was
                                      involved in the information technology
                                      industry. From 1987 to 1992, he worked for
                                      Lazard Freres and Company, initially in the
                                      Mergers and Acquisitions Department and then
                                      with Lazard's European leveraged buyout
                                      fund. Mr. Rupert is a director of several
                                      private companies.

                                                                                       NUMBER OF SHARES
NOMINEE, AGE, YEAR                       PRINCIPAL OCCUPATION, OTHER BUSINESS            BENEFICIALLY
FIRST BECAME DIRECTOR                     EXPERIENCE AND OTHER DIRECTORSHIPS               OWNED (1)         PERCENT OF CLASS
--------------------------------------------------------------------------------------------------------------------------------
Michael J. Small                      Mr. Small is a director of the company. He            131,250                 *
  Age:  41                            is President and Chief Executive Officer of               (8)
  Director since: January 7, 1999     the company. Prior to joining the company,
                                      Mr. Small served as Executive Vice President
                                      and Chief Financial Officer of 360[d]
                                      Communications Company since 1995. 360[d]
                                      Communications is now a subsidiary of ALLTEL
                                      Corporation. Before 1995, he served as
                                      President of Lynch Corporation, a
                                      diversified acquisition-oriented company
                                      with operations in telecommunications,
                                      manufacturing and transportation services.
J. Stephen Vanderwoude                Mr. Vanderwoude is chairman and Chief                     -0-                 *
  Age:  55                            Executive Officer of Madison River Telephone
  Nominee for Director                Company LLC, a company that acquires and
                                      operates rural communications networks,
                                      since 1996.  Previously he was President,
                                      Chief Executive Officer and a director of
                                      Powerhouse Technologies, Inc., and a
                                      director of V-Band Corporation.  He is
                                      currently a director of First Midwest
                                      Bancorp, and One Stop Telecommunications,
                                      Inc.  He formerly was president and chief
                                      Operating officer and a director of Centel
                                      Corporation, and president of the local
                                      telecommunications division of Sprint
                                      Corporation.

-------------
* Less than 1%.

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)  Member of the compensation committee.

(3)  Member of the audit committee.

(4) Mr. de Nicola owns of record 13,644 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. de Nicola, own the remaining shares of common stock. Mr. de Nicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

(5) Messrs. Gallogly and Guffey do not own of record any shares of common stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., affiliates of Messrs. Gallogly and Guffey, own all of the shares of common stock. Messrs. Gallogly and Guffey disclaim beneficial ownership of such shares except to the extent owned of record by either of them.

(6) Mr. McInerney owns of record 155,328 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. McInerney, own the remaining shares of common stock. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

(7) Mr. Rupert owns of record 13,644 shares of common stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., WCA Management Corporation and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. Rupert, own the remaining shares of common stock. Mr. Rupert disclaims beneficial ownership of such shares except to the extent owned of record by him.

(8) Consists of 30,000 shares which Mr. Small owns directly, and 101,250 shares which Mr. Small has the right to acquire pursuant to a stock option grant.


COMMITTEES AND MEETINGS OF THE BOARD

The board of directors met ten times and acted three times by unanimous written consent during the fiscal year ended May 31, 1999. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of which said director was a member, except for Lawrence H. Guffey.

Our compensation committee makes recommendations to our board of directors concerning the salary and cash bonus compensation for our chief executive officer and determines the salary and cash bonus compensation for our other executive officers and senior management. Prior to the merger, our board's compensation committee also administered, determined the participants under and selected the recipients of awards under our 1991 Employee Stock Purchase Plan, Incentive Award Plan and 1991 Stock Equivalent Plan, which plans were terminated following the merger. Currently, our compensation committee administers, determines the participants under and selects the recipients of awards under the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan. The compensation committee met once during the fiscal year ended May 31, 1999.

Our audit committee recommends our independent auditors to our board of directors and reviews with the independent auditors the scope and results of the independent audits, corporate accounting, internal accounting control procedures, adequacy and appropriateness of financial reporting to shareholders, and such other related matters as the audit committee considers to be appropriate.

The audit committee did not meet during the fiscal year ended May 31, 1999.

The company has not designated a nominating committee or other committee performing a similar function. Such matters, to the extent not dealt with amended and restated stockholders agreement, are discussed by the board of directors as a whole.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to the company's Chief Executive Officer and each of the other four most highly compensated executive officers of the company (based on amounts reported as salary and bonus for fiscal 1999) for each of the company's last three fiscal years (collectively the "Named Executives").

                                                   SUMMARY COMPENSATION TABLE

                                                        ANNUAL                  LONG TERM COMPENSATION
                                                     COMPENSATION                       AWARDS
                                              --------------------------------------------------------------
                                                                            RESTRICTED STOCK     OPTIONS/         ALL OTHER
NAME AND PRINCIPAL POSITION     FISCAL YEAR      SALARY        BONUS           AWARDS($)          SARS(#)        COMPENSATION
-------------------------------------------------------------------------------------------------------------------------------
Michael J. Small                   1999         $100,379      $283,500            -0-            405,000             -0-(4)
                                   1998           -0-           -0-               -0-               -0-              -0-
                                   1997           -0-           -0-               -0-               -0-              -0-
Rudy J. Graf                       1999         $253,900      $891,071        $691,708(1)        390,000          $4,092(3)
                                   1998         $222,750      $245,000        $387,500(2)         35,000          $4,750(3)
                                   1997         $198,365      $190,000            -0-             50,000          $4,750(3)
Bernard P. Gallagher               1999           -0-           -0-               -0-               -0-              -0-
                                   1998           -0-           -0-           $387,500(2)         25,000             -0-
                                   1997           -0-           -0-               -0-             75,000             -0-
Phillip Mayberry                   1999         $175,000      $182,500            -0-            150,000          $2,292(3)
                                   1998         $172,083      $125,000        $242,188(2)         20,000          $4,750(3)
                                   1997         $152,339      $145,328            -0-             30,000          $4,750(3)
Thomas Cogar                       1999         $152,633      $117,266            -0-             45,000          $2,902(3)
                                   1998         $141,750       $90,000        $145,312(2)         10,000          $4,750(3)
                                   1997         $131,173       $75,000            -0-             15,000          $4,750(3)
Kari Jordan                        1999         $154,783      $134,620            -0-            120,000          $1,650(3)
                                   1998          $57,283       $70,000        $48,438(2)          10,000             -0-
                                   1997           -0-           -0-               -0-               -0-              -0-

-------------
(1) The value indicated is based on the closing price of the common stock of the company on January 7, 1999, the date of grant. The aggregate number and value (based on the closing price of the common stock of the company at May 28, 1999, the last trading day of fiscal 1999) of the restricted shares held by Mr. Graf was 26,502 and $1,214,123.

(2) Purchased in connection with the merger on January 7, 1999 at $41.50 per share.

(3) Consists of matching contributions made by the company on behalf of the Named Executives in fiscal 1999, 1998 and 1997, respectively, under the company's Retirement Investment Plan.

(4)  Does not include reimbursement of relocation expenses of $88,695.


EMPLOYMENT AGREEMENTS

In connection with the merger, we entered into an employment agreement with Michael Small, our President and Chief Executive Officer. Mr. Small's base salary is $250,000 per annum, plus an annual bonus of up to $225,000 subject to achievement of specified performance targets for fiscal 1999. The initial term of Mr. Small's employment agreement expires on September 30, 2002, but will automatically renew for subsequent one-year terms unless either we or Mr. Small give notice of non-renewal at least 90 days before the expiration of the renewal term. If we terminate Mr. Small's employment for other than as a result of his failing to comply with the terms of the employment agreement, or if Mr. Small terminates his employment with us because we failed to comply with the agreement, he is entitled to continue to receive his base salary and any bonus payable with respect to the one-year period following such termination and certain other fringe benefits. Mr. Small also received incentive stock options and non-qualified stock options to purchase an aggregate 405,000 shares of common stock, vesting over four years beginning with the fiscal year ended May 31, 1999 if we attain certain Adjusted EBITDA targets. If the performance targets are not met, Mr. Small's stock options will vest over four years commencing January 7, 2006. These stock options are subject to accelerated vesting if Mr. Small's employment is terminated other than as a result of his failing to comply with the terms of the employment agreement or if he quits other than because we failed to comply with the agreement following a change of control of our company. During the employment term and for a period of one year following the termination of his employment, except if he quits other than because we failed to comply with the agreement, Mr. Small is subject to non-competition and non-solicitation provisions.

In connection with the merger, we entered into an employment agreement with Rudy
J. Graf, the President and Chief Executive Officer of our subsidiary in Puerto Rico. Mr. Graf's base salary was $226,800 per annum, plus an annual bonus of up to $200,000 subject to achievement of specified performance targets for fiscal 1999. The term of Mr. Graf's employment agreement expired on May 31, 1999 and Mr. Graf resigned from the company on September 1, 1999. For a period of two years following the termination of his employment, Mr. Graf is subject to non-competition and non-solicitation provisions.


STOCK OPTIONS

The table below contains information concerning options granted to each of the Named Executives in January 1999 with respect to fiscal 1999.

                                              OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                        Individual Grants
                       --------------------------------------------------
                                          Percent of
                          Number of         Total                                              Potential Realizable Value At
                          Securities     Options/SARs                                          Assumed Rates Of Stock Price
                          Underlying      Granted to       Exercise of                        Appreciation For Option Term(2)
                         Options/SARs    Employees In         Base                            -------------------------------
         Name             Granted(#)    Fiscal Year(1)     Price ($/Sh)   Expiration Date           5%              10%
-----------------------------------------------------------------------------------------------------------------------------
   Michael J. Small         405,000         22.2%            $13.83       January 7, 2009       $3,523,500       $8,926,200
-----------------------------------------------------------------------------------------------------------------------------

     Rudy J. Graf           390,000         21.4%            $13.83       January 7, 2009        3,393,000        8,595,600
 Bernard P. Gallagher         -0-            0.0%
   Phillip Mayberry         150,000          8.2%            $13.83       January 7, 2009        1,305,000        3,306,000
     Thomas Cogar            45,000          2.5%            $13.83       January 7, 2009          391,500          991,800
     Kari Jordan            120,000          6.6%            $13.83       January 7, 2009        1,044,000        2,644,800

-----

(1) Such options vest over four years beginning with the fiscal year ended May 31, 1999 if we attain certain Adjusted EBITDA targets. All such options expire after the tenth anniversary of the date of the original grant.

(2) The information with respect to potential realizable value is presented in accordance with the requirements of the Commission and is not necessarily indicative of the actual value that such options will have to the Named Executives. In order to realize the potential values set forth in the 5% and 10% columns, the price per share of the Class A common stock of the company would have to be $22.53 and $35.87, respectively.

The table below summarizes the exercise of stock options during fiscal 1999 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 1999 fiscal year.


                                           AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1999
                                            AND FISCAL YEAR-END 1999 OPTION/SAR VALUES

                                                                                NUMBER OF SHARES        VALUE OF UNEXERCISED
                                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                             OPTIONS/SARS AT FY-END    OPTIONS/SARS AT FY-END
                                                                                     (#)(1)                    ($)(1)
                                                                              --------------------------------------------------
                                     SHARES ACQUIRED ON    VALUE REALIZED         EXERCISABLE/              EXERCISABLE/
NAME                                      EXERCISE             ($)(1)            UNEXCERCISABLE            UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------------
         Michael J. Small                    -0-                -0-               -0-/405,000             $-0-/$12,951,900
           Rudy J. Graf                    62,473            1,959,976            -0-/390,000              -0-/12,472,200
       Bernard P. Gallagher               166,767            5,187,977              -0-/-0-                   -0-/-0-
         Phillip Mayberry                  40,570            1,258,912            -0-/150,000              -0-/4,797,000
           Thomas Cogar                    31,904             987,727              -0-/45,000              -0-/1,439,100
           Kari Jordan                       -0-                -0-               -0-/120,000              -0-/3,837,600

-------------

(1) Calculated by determining the difference between the exercise price and the closing price of the company's common stock on the exercise date or May 31, 1999, as the case may be.


DIRECTOR COMPENSATION

Prior to the merger, each of our directors who was not also an employee of our company received quarterly retainers of $3,000 plus a uniform fee of $750 for each board and committee meeting attended. Following the merger, our directors who are not employees receive compensation that is in accordance with the Welsh Carson and Blackstone's customary practices and consistent with compensation paid to directors in comparable public companies. Our directors who were also employees of the company received no remuneration for attendance at board and committee meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our board's compensation committee are Thomas P. McInerney, Anthony J. de Nicola and Mark T. Gallogly. Messrs. McInerney and de Nicola are managing members of Welsh Carson Anderson & Stowe. Mr. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone Capital Partners, L.P. and its affiliates and is a Senior Managing Director of The Blackstone Group L.P. Because of these affiliations, Messrs. McInerney, de Nicola and Gallogly may be deemed to have a material interest in the matters described under "Certain Relationships and Related Transactions."


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee makes recommendations to our board of directors concerning the salary and cash bonus compensation for our chief executive officer and determines the salary and cash bonus compensation for our other executive officers and senior management. The compensation committee is mindful of the company's commitment to being a provider of quality wireless telephone and related services in the areas in which it operates. To realize these objectives, the company's compensation levels must be such as to motivate and retain these individuals.

The compensation to these executives consists of base salary and cash bonus compensation. Effective January 7, 1999 the company entered into employment agreements with each of Messrs. Small and Graf. See "Employment Agreements."

In setting the compensation level of our executive officers and senior management other than Mr. Small, the compensation committee will rely upon the recommendation of Mr. Small, the President and Chief Executive of the company, as the person in the best position to judge the respective performances of said individuals. In this regard the compensation committee will take into consideration Mr. Small's evaluation of the potential contributions of said individuals toward (i) increasing revenues, (ii) increasing the number of subscribers, (iii) increasing cash flow, (iv) meeting budgetary objectives, and
(v) the development of the company's communications systems businesses and (vi) the successful completion of certain financings.

The compensation committee administers and the board of directors makes grants under the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan.


                             Compensation Committee

                               Thomas P. McInerney
                              Anthony J. de Nicola
                                Mark T. Gallogly

The compensation committee's recommendations for compensation for fiscal 1999 were accepted by the board of directors.


PERFORMANCE GRAPH

The following graph compares the total returns (assuming reinvestment of dividends) on the company's Class A common stock, the Nasdaq Stock Market -- US Index (which includes the company) and a peer group index consisting of four corporations in the wireless telephone business selected by the company in good faith. The corporations included in the peer group are Commnet Cellular Inc., Cellular Communications Inc. -- New, Vanguard Cellular Systems Inc. and Nextel Communications Inc. McCaw Cellular, which had previously been included in the peer group, was deleted because it was acquired in September 1994 by AT&T Wireless. The graph assumes $100 invested in the company's common stock or in each of the indices on May 31, 1994, including the reinvestment of dividends, if any.


                 COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN
          AMONG CENTENNIAL CELLULAR CORP., THE NASDAQ STOCK MARKET --
                          U.S. INDEX AND A PEER GROUP


                              [PERFORMANCE GRAPH]

                        * $100 INVESTED ON 5/31/94  IN
                          STOCK OR INDEX -- INCLUDING
                          REINVESTMENT OF DIVIDENDS.

                                              CUMULATIVE TOTAL RETURN
                                   ---------------------------------------------
                                      5/94   5/95   5/96   5/97   5/98   5/99

CENTENNIAL CELLULAR CORP.             $100    $71    $87    $72   $180   $706
PEER GROUP                            $100    $62    $87    $71    $75   $119
NASDAQ STOCK MARKET (U.S.)            $100   $119   $173   $195   $247   $347


BENEFICIAL OWNERSHIP BY MANAGEMENT

The following table sets forth, as of September 15, 1999, certain information with respect to the beneficial ownership of shares of Class A common stock by certain Named Executives of the company and all directors, nominees for director and executive officers as a group. See "Election of Directors" for ownership by directors, nominees for director and the Named Executives not listed below.

                                                                         SHARES OF STOCK                      PERCENT
NAME                                                                     BENEFICIALLY OWNED                  OF CLASS
---------------------------------------------------------------------------------------------------------- -------------
Phillip Mayberry                                                                37,500(1)                        *
Thomas Cogar                                                                    11,250(2)                        *
Bernard P. Gallagher                                                                   --                       --
Rudy J. Graf                                                                    26,502(3)                        *
Kari Jordan                                                                     30,000(4)                        *
All directors and executive officers as a group (16 persons)                28,605,466(5)                      91.0

-------------

*Less than 1%.

(1) Consists of 37,500 shares which Mr. Mayberry has the right to acquire pursuant to a stock option grant.

(2) Consists of 11,250 shares which Mr. Cogar has the right to acquire pursuant to a stock option grant.

(3)  Consists of 26,502 shares which Mr. Graf owns directly.

(4) Consists of 30,000 shares which Ms. Jordan has the right to acquire pursuant to a stock option grant.

(5) Consists of 79,002 shares owned directly by such persons and 260,250 shares which may be acquired by such persons pursuant to stock option grants.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS BETWEEN CENTENNIAL CELLULAR CORP. AND ITS STOCKHOLDERS

Securities Purchase Agreement. On December 29, 1998, CCW Acquisition Corp. entered into a securities purchase agreement with a group of investors lead by Welsh, Carson, Anderson & Stowe and The Blackstone Group. This investor group included Messrs. Michael J. Small, Peter W. Chehayl and Edward G. Owen, three of our current officers, and an individual retirement account for the benefit of

Michael J. Small. The securities purchase agreement outlined the terms of our principal stockholders' initial investment in the company.

On January 7, 1999, immediately before the merger was completed, each of the following transactions took place:

(1) a group of investors consisting of Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCA Management Corporation, thirteen investment professionals employed by WCA Management Corporation, and three trusts for the benefit of family members of one of these investment professionals purchased a total of $255.3 million of Class A common stock from CCW Acquisition Corp. at a price of $14.6578 per share,

(2) three investment funds controlled by The Blackstone Group purchased a total of $137.6 million of Class A common stock from CCW Acquisition Corp. at a price of $14.6578 per share,

(3) Michael J. Small and an individual retirement account for his benefit purchased a total of approximately $440,000 of Class A common stock from CCW Acquisition Corp. at a price of $14.6578 per share,

(4) Peter W. Chehayl, Chief Financial Officer of the company, purchased approximately $110,000 of Class A common stock from CCW Acquisition Corp. at a price of $14.6578 per share,

(5) Edward G. Owen, Vice President, Corporate Development, of the company, purchased approximately $220,000 of Class A common stock from CCW Acquisition Corp. at a price of $14.6578 per share,

(6) WCAS Capital Partners III, L.P. purchased from the company for $180 million, a senior subordinated note due 2009 with a face value of $180 million and 1,626,504 shares of our Class A common stock, and

(7) CCW Acquisition Corp. and the principal stockholders of the company entered into the stockholders and registration rights agreements described below.

In addition, on January 7, 1999, as required by the securities purchase agreement we paid a consummation fee of approximately $10.7 million to WCA Management Corporation, we paid a consummation fee of approximately $3.3 million to Blackstone Management Partners III, L.L.C., and in connection with the due diligence investigation conducted by and on behalf of the stockholders of CCW Acquisition Corp. prior to the merger, and the negotiation and preparation of the merger agreement, the agreements related to the financing of the merger, the securities purchase agreement, stockholders agreement and registration rights agreement, we paid approximately $400,000 to the Welsh Carson investors and $200,000 to the Blackstone investors as reimbursement for their out-of-pocket expenses, and $13.9 million to various law firms, accountants and investment banks on behalf of the Welsh Carson investors and the Blackstone investors.

When CCW Acquisition Corp. was merged with the company on January 7, 1999, the company succeeded to all of the rights and obligations of CCW Acquisition Corp. under the securities purchase agreement.

Stockholders' Agreements. On January 7, 1999 each of the stockholders of CCW Acquisition Corp. who purchased shares under the securities purchase agreement and CCW Acquisition Corp. entered into a stockholders agreement. The stockholders agreement became the company's obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original stockholders agreement was superceded by a first amended and restated stockholders agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the company to another investment fund. Under the amended and restated stockholders agreement, our principal stockholders have agreed to establish and maintain for the company a board of directors in the manner described under "Election of Directors."

The amended and restated stockholders agreement calls for the creation of (i) a compensation committee consisting of three directors, two of whom are selected by the Welsh Carson investors and one of whom is selected by the Blackstone investors, and (ii) an audit committee consisting of three directors, one of whom is selected by the Welsh Carson investors and one of whom is selected by the Blackstone investors. The amended and restated stockholders agreement requires that each other committee of our board of directors consist of at least two members, one of whom is selected by the Welsh Carson investors and one of whom is selected by the Blackstone investors.

The amended and restated stockholders agreement places restrictions on the ability of Messrs. Small, Chehayl and Owen to transfer shares of Class A common stock owned in their names or on their behalf without the consent of the Welsh Carson investors. Exceptions have been made for transfers in registered public offerings or to their spouses or children or to family trusts. In addition, the amended and restated stockholders agreement allows the Welsh Carson investors to repurchase at fair market value any shares owned by any of these management investors at the time of the termination of their employment.

The amended and restated stockholders agreement grants The Blackstone Group investors, Messrs. Small, Chehayl and Owen, Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to participate in any sale of Class A common stock by any of the Welsh Carson investors. These co-sale provisions do not apply to transfers by Welsh Carson investors to affiliates, transfers by any of the Welsh Carson investors that are limited partnerships to their limited partners and transfers by Welsh Carson investors that are individuals to their spouses or children or to family trusts.

The amended and restated stockholders agreement grants the Welsh Carson investors the right to require the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. to sell their shares of Class A common stock to a third party who offers to buy at least 80% of our capital stock. The sale of the company must be for cash or marketable securities and must require that we pay the fees and expenses of the selling stockholders. This right will terminate if and when the Blackstone investors own more shares of Class A common stock than the Welsh Carson investors.

We have granted preemptive rights to purchase shares of our common stock in proportion to the ownership of the stockholder in the situations described below to the Welsh Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. These preemptive rights apply to any sale by us of common stock or securities convertible into or exchangeable for common stock such as convertible debt, options or warrants. Issuances of employee stock options and registered public offerings are excluded from the preemptive rights provisions of the amended and restated stockholders agreement.

The amended and restated stockholders agreement grants to the Welsh Carson investors a right of first offer that applies to sales of Class A common stock by the Blackstone investors. In other words, if any of the Blackstone investors wishes to sell it shares, it must first allow the Welsh Carson investors to make an offer to purchase the shares. If an offer is made by any of the Welsh Carson investors, the Blackstone investors cannot sell the shares to a third party on material terms which are the same as, or more favorable, in the aggregate, to, the terms offered by the Welsh Carson investors for the shares. This right of first offer does not apply to sales by the Blackstone investors to their affiliates, sales pursuant to registered public offerings or sales in compliance with the Securities Act or distributions by any of the Blackstone investors which are limited partnerships to their limited partners.

We have agreed not to take any of the following actions without the approval of the Welsh Carson investors and the Blackstone investors until the amended and restated stockholders agreement is terminated:

(1) amend, alter or repeal our certificate of incorporation or our by-laws in any manner that adversely affects the rights of the holders of our Class A common stock generally, or the rights of the stockholders party to the amended and restated stockholders agreement,

(2) enter into, or permit any of our subsidiaries to enter into, any transaction (other than normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, any transaction with a director that is approved by our board of directors in accordance with Delaware law, customer transactions in the ordinary course of business, and the transactions contemplated by the amended and restated registration rights agreement described below) with any of our subsidiaries' officers, directors or employees, any person related by blood or marriage to any of our subsidiaries' officers, directors or employees, any entity in which any of our subsidiaries' officers, directors or employees owns any beneficial interest, any stockholder that owns, directly or indirectly, at least 25% of our outstanding capital stock or any affiliate of any 25% stockholder.

Under the amended and restated stockholders agreement, each of the Welsh Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. have agreed not to, and agreed to cause their affiliates not to, directly or indirectly, alone or in concert with others, without the prior written consent of the Welsh Carson investors, take any of the following actions:

(1) effect, seek, offer, engage in, propose or participate in any acquisition of beneficial ownership of our equity or debt securities other than (a) pursuant to the preemptive rights granted under the amended and restated stockholders agreement, (b) acquisitions from other stockholders who have signed the amended and restated stockholders agreement or (c) any stock dividend, stock reclassification or other distribution or dividends to the holders of our Class A common stock generally,

(2) any extraordinary transaction such as a merger or tender offer involving our company or any material portion of our business,

(3) any solicitation of proxies with respect to the company or any action resulting in any stockholder party to the amended and restated stockholders agreement or any of its affiliates becoming a participant in any board of director election contest with respect to the company,

(4)  propose any matter for submission to a vote of stockholders of the company,

(5) seek to remove or appoint directors of the company outside of the provisions of the amended and restated stockholders agreement, or

(6) form, join or in any way participate in or assist in the formation of a group of two or more persons for the purposes of acquiring, holding, voting, or disposing of equity securities of the company, other than any group consisting exclusively of stockholders who have signed the amended and restated stockholders agreement and their affiliates.

Under the amended and restated stockholders agreement we are required to pay WCA Management Corporation an annual monitoring fee of $450,000 plus reasonable expenses and Blackstone Management Partners III, L.L.C. an annual monitoring fee of $300,000 plus reasonable expenses. We are no longer required to pay these management fees if either the Welsh Carson investors or the Blackstone investors sells 75% of the shares purchased by them on January 7, 1999.

All of the provisions of the amended and restated stockholders agreement that are described above, other than the provisions governing the election of our board of directors and the composition of its committees, will terminate upon the earlier to occur of the completion of a registered public offering of common stock raising not less than $50 million for the company, and the transfer by either the Welsh Carson investors or the Blackstone investors of 50% or more of the shares of Class A common stock purchased by them on January 7, 1999.

The provisions of the amended and restated stockholders agreement governing the election of our board of directors and the composition of its committees, will terminate upon the earlier to occur of the completion of a registered public offering of common stock raising not less than $50 million for our company, and the transfer by both the Welsh, Carson investors or the Blackstone investors of 50% or more of the shares of Class A common stock purchased by them on January 7, 1999.

Registration Rights Agreements. On January 7, 1999 each of the stockholders of CCW Acquisition Corp. who purchased shares under the securities purchase agreement and CCW Acquisition Corp. entered into a registration rights agreement. The registration rights agreement became the company's obligation when we merged with CCW Acquisition Corp. on January 7, 1999. The original registration rights agreement was superceded by a first amended and restated registration rights agreement on January 20, 1999 in connection with the transfer by WCA Management Corporation of its equity interest in the Company to another investment fund.

The amended and restated registration rights agreement grants the Welsh Carson investors and the Blackstone investors the right to require the company to register their shares of Class A common stock under the Securities Act at any time on or after January 7, 2002. The amended and restated registration rights agreement grants each of the Welsh Carson investors, the Blackstone investors, Messrs. Small, Chehayl and Owen, and Signal/Centennial Partners, L.L.C. and Guayacan Private Equity Fund, L.P. the right to include, at their request, shares of Class A common stock owned by them in registrations under the Securities Act by the company.


FORMER INDEBTEDNESS OF CERTAIN EXECUTIVE OFFICERS

During fiscal 1998, Thomas R. Cogar, Senior Vice President of Engineering of the company received a relocation loan from the company of approximately $65,000 and John H. Casey, Senior Vice President--Administration of the company received a relocation and temporary housing loan of approximately $200,000. The loans bore interest at the rate of 5.0 % annually and have been repaid in full.


ARRANGEMENTS WITH FORMER CONTROLLING STOCKHOLDER

At the time of the merger, Century Communications Corp., the controlling stockholder of the company before the merger, entered into a non-compete agreement with the company, in which Century agreed that, until January 7, 2002, it will not engage in, or acquire a controlling interest in, any business that competes with any of our current operations in Puerto Rico. This agreement does not extend to the activities of Century's existing joint venture in Puerto Rico, Century-ML.

Century owned a controlling interest in the company prior to the merger. Before the merger the company and Century maintained combined workers compensation and general insurance policies. The premiums were allocated between the company and Century based upon the actual cost of each respective company's coverage. We believe that the amounts payable by us under this arrangement were more favorable than the premiums we would have paid if it had obtained coverage under a separate policy. Under the merger agreement, we have covenanted to maintain employee benefits and incentive compensation that are no less favorable than its existing arrangements at least until January 2002.

The company and Century entered into a services agreement, effective August 30, 1996, pursuant to which Century, through its personnel, provides design, construction, management, operational, technical and maintenance for the wireless telephone, paging and related systems owned and operated by us. Such services also include providing all the services necessary for the monitoring, to the extent possible, of the activities of the partnerships in which we have minority equity interests, in such manner as to protect our interests. Such services have historically been provided to us by Century. As consideration for the services rendered under the services agreement, we paid Century the annual sum of $1.0 million and reimbursed Century for all costs incurred by Century or its affiliates, excluding us and our subsidiaries, that were directly attributable to the design, construction, management, operation and maintenance of the our wireless telephone, paging and related systems or to the performance by Century of its other duties under the services agreement. For the years ended May 31, 1999, 1998 and 1997, we recorded expenses of $0.6 million, $1.0 million and $0.8 million, respectively, under the services agreement. As of the effective time of the merger, Century and the company terminated the services agreement.

We lease space for the mobile telephone switching office serving the southwestern cluster and space on an antenna tower in the southwestern cluster from Century for an aggregate current annual rent of approximately $1,000 pursuant to an oral month-to-month lease agreement. Further, we lease certain warehouse space in Puerto Rico to Century-ML for a current annual rent of approximately $23,000 pursuant to a written lease agreement. We lease and share capacity on the fiber optic cable television facility and network of Century-ML fiber network for the purposes of operating as a competitive access provider. We share the cost of construction, operation and maintenance of the Century-ML fiber network on a pro rata basis based on the percentage of the number of fibers of the network used by or reserved for us.

During fiscal 1997, we recorded a deferred asset and related payable to an affiliate in its consolidated balance sheet in the amount of $6.0 million to reflect certain costs incurred by us to secure the use of the fiber optic network as required by the facilities agreement. This amount, which was paid by us during fiscal 1998, represents our share of the costs of constructing Century-ML's fiber optic network.

Leavy Rosensweig & Hyman, of which David Z. Rosensweig, a director and Secretary of the company prior to the merger, is a member, provides legal services to the company.


THE MERGER AND SUBORDINATE NOTE FINANCING

Welsh, Carson, Anderson & Stowe VIII, L.P. and its affiliates and The Blackstone Group controlled CCW Acquisition Corp. prior to the merger. Messrs. McInerney, de Nicola and Rupert, who are members of the general partner of Welsh, Carson, Anderson & Stowe VIII, L.P., may be deemed to have controlled CCW Acquisition Corp. prior to the merger. Messrs. Gallogly and Guffey, who are affiliated with The Blackstone Group, may be deemed to have controlled CCW Acquisition Corp. prior to the merger. For a description of the merger see "The Merger."

In addition, WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. bought subordinated notes of the company for $180 million at the time of the merger. Messrs. McInerney, de Nicola and Rupert, who are members of the general partner of WCAS Capital Partners III, L.P., may be deemed to control WCAS Capital Partners III, L.P. See "The Merger."


                  PROPOSED RATIFICATION OF INDEPENDENT AUDITORS

The board of directors has selected the firm of Deloitte & Touche LLP, independent auditors, to audit the accounts of the company and its subsidiaries for the fiscal year ending May 31, 2000. In accordance with the company's policy of seeking annual shareholder ratification of the selection of auditors, the company requests that such selection be ratified by shareholders. The company has been advised by Deloitte & Touche LLP that neither that firm nor any of its partners has any other relationship, direct or indirect, with the company or its subsidiaries. The company expects representatives of Deloitte & Touche LLP to be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.


VOTE REQUIRED; RECOMMENDATION

A majority of the votes cast by the holders of all shares of common stock present in person or by proxy and voting at the Annual Meeting is required for ratification of the selection of Deloitte & Touche LLP. The board of directors recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the company for the fiscal year ending May 31, 2000.


            PROPOSED RATIFICATION OF THE APPROVAL AND ADOPTION OF THE
                 CENTENNIAL CELLULAR CORP. AND ITS SUBSIDIARIES
              1999 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

GENERAL

The Board of Directors is proposing for stockholder approval the Centennial Cellular Corp. And its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan (the "1999 Stock Plan"). The Board of Directors approved the 1999 Stock Plan in January 1999, subject to stockholder approval at this Meeting. The purpose of the 1999 Stock Plan is to promote the interests of the Company and its subsidiaries and the interests of the Company's stockholders by providing an opportunity to selected employees and officers of the Company and its subsidiaries and to other persons providing services to the Company and its subsidiaries to purchase common stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to the business and financial success of the Company. Under the 1999 Stock Plan, the Company may grant incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options and restricted stock purchase awards to purchase an aggregate of up to 3,000,000 shares of common stock. The following summary describes the principal features of the 1999 Stock Plan and is qualified in its entirety by reference to the specific provisions of the 1999 Stock Plan, a copy of which is attached hereto as Exhibit A.


DESCRIPTION OF THE 1999 STOCK PLAN

Shares and Options Subject to Plan. The 1999 Stock Plan provides for the grant of options or awards to purchase an aggregate 3,000,000 shares of common stock (subject to adjustment), either in the form of incentive stock options intended to meet the requirements of Section 422 of the Code or non-qualified stock options or restricted stock purchase awards. The 1999 Stock Plan includes provisions for adjustment of the number of shares of common stock available for grant or award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in the capitalization of the Company.

Eligibility. Under the 1999 Stock Plan, employees, including officers, are eligible to receive grants of either incentive stock options ("ISO") structured to qualify under Section 422 of the Code, or non-qualified stock options and restricted stock purchase awards, both of which are not intended to meet the requirements of Code Section 422. Consultants and non-employee directors are eligible to be granted only nonqualified options and awards.

Administration. Administration of the 1999 Stock Plan has been delegated to the Compensation Committee of the Board of Directors, consisting entirely of "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors" within the meaning of Treasury regulation
Section 1.162-27(e)(3) of the Code. The Compensation Committee, within the parameters of the 1999 Stock Plan, has authority to determine to whom options or awards are granted, the number of options or awards granted, and the terms of such options and awards. All questions of interpretation or application of the 1999 Stock Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

Terms of Options and Awards. Each option or award granted will be evidenced by a stock option or restricted stock purchase agreement.

The Compensation Committee will fix the term and vesting provisions of all options granted pursuant to the Plan, provided, however, that the term of any option granted may not exceed ten years from the date on which the option is granted.

The exercise price of ISOs may not be less than 100% of the fair market value of the shares of common stock, as determined by the Board of Directors or the Compensation Committee, as the case may be, on the date the option is granted. The exercise price of non-qualified stock options may be equal to, less than or more than the fair market value of the shares of common stock on the date the option is granted. In addition, the aggregate fair market value (determined as of the date an ISO is granted) of the shares of stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no ISO shall be granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company.

Restricted stock purchase awards granted under the 1999 Stock Plan will be in such amounts and at such times as determined by the Compensation Committee. The purchase price, as well as the vesting provisions, of such awards shall be determined by the Compensation Committee and the purchase price may be equal to, less than or more than the fair market value of the shares of common stock to be awarded.

Term of the 1999 Stock Plan. Assuming stockholder approval, the 1999 Stock Plan will be effective as of January 7, 1999 and will continue in effect until January 7, 2009 unless terminated prior to such date by the Board of Directors.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The tax consequences of incentive stock options, non-qualified stock options and restricted stock purchase awards are quite complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Incentive stock options granted pursuant to the 1999 Stock Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee does not dispose of the shares acquired pursuant to exercise of an incentive stock option within one year after the transfer of such shares to the optionee and within two years from grant of the option (the "ISO holding period requirements"), such optionee will recognize no taxable income as a result of the grant or exercise of such option. (However, for alternative minimum tax purposes the optionee will recognize as an item of tax preference the difference between the fair market value of the shares received upon exercise and the exercise price.) Any gain or loss that is subsequently recognized upon a sale or exchange of the shares may be treated by the optionee as long-term capital gain or loss, as the case may be. The Company will not be entitled to a deduction for federal income tax purposes with respect to the issuance of an incentive stock option, the transfer of shares upon exercise of the option or the ultimate disposition of such shares (provided the ISO holding period requirements are satisfied).

If shares received upon exercise of an incentive stock option are disposed of prior to satisfaction of the ISO holding period requirements, the optionee generally will recognize taxable ordinary income, in the year in which such disqualifying disposition occurs, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, and (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. In addition, the excess, if any, of the amount realized by the optionee on such disqualifying disposition over the fair market value of the shares on the date of exercise of the incentive stock option will be treated as capital gain, long-term or short-term, depending on whether, after exercise of the option, the shares were held for more than one year (the applicable long-term capital gain holding period) prior to such disposition.

Non-qualified stock options may be granted under the 1999 Stock Plan. An optionee generally will not recognize any taxable income upon grant of a non-qualified stock option. The optionee will recognize taxable ordinary income, at the time of exercise of such option, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company in the same year, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the optionee upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether, after the exercise of the option, the shares were held for more than one year prior to such sale or exchange.

Restricted stock purchase awards may also be granted pursuant to the 1999 Stock Plan. A recipient of a restricted stock purchase award generally will not recognize taxable income upon the purchase of shares of restricted stock, unless he or she makes a timely election under Section 83(b) of the Code. Such a recipient, however, would recognize taxable ordinary income (and the holding period for such shares would commence) at the time that such shares become vested, in an amount equal to the excess of the fair market value of the shares at that time over the purchase price paid for such shares. If, on the other hand, the recipient makes a timely election under
Section 83(b), he or she would recognize taxable ordinary income (and the holding period for such shares would commence) at the time of purchase, in an amount equal to the excess of the fair market value of the shares at that time (determined without regard to any transfer restrictions imposed on the shares, vesting provisions or any restrictions imposed by the securities laws) over the purchase price paid for such shares. In either case, the Company should be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient in the same year that the recipient recognized such income, provided that the Company satisfies certain federal income tax information reporting requirements. Any gain or loss that is subsequently recognized by the recipient upon a sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on whether the shares were held for more than one year prior to such sale or exchange.


                              SHAREHOLDER PROPOSALS

If a shareholder wishes to submit a proposal for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders, such proposal must be received by the company at its principal executive offices not later than June 1, 2000.


                                 OTHER MATTERS

The board of directors does not intend to bring any other matters before the Annual Meeting and does not know of any other business which others intend to bring before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting or any adjournment of the Annual Meeting, the persons named in the accompanying proxy intend to vote on such matters as they, in their discretion, may determine.


                              BY ORDER OF BOARD OF DIRECTORS


                              PETER W. CHEHAYL,
                              Secretary


Dated: September 28, 1999


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

ON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED WITHOUT CHARGE FROM PETER W. CHEHAYL, SECRETARY, CENTENNIAL CELLULAR CORP., 1305 CAMPUS PARKWAY, NEPTUNE, NEW JERSEY 07753.

                                                                       EXHIBIT A


                 CENTENNIAL CELLULAR CORP. AND ITS SUBSIDIARIES
              1999 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

                  Section 1. Purpose. The purpose of the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan (the "Plan") is to promote the interests of Centennial Cellular Corp., a Delaware corporation (the "Company"), and any Subsidiary thereof and the interests of the Company's stockholders by providing an opportunity to selected employees and officers of the Company or any Subsidiary thereof as of the date of the adoption of the Plan or at any time thereafter to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and other persons and to encourage such employees and other persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and/or by the granting of rights to purchase the Common Stock of the Company on a "restricted stock" basis. Under the Plan, the Committee (as hereinafter defined) shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of Section 422(b) of the Code, "non-qualified stock options" as de scribed in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or "restricted stock" awards.

                  No grant of "incentive stock options" shall be made under this Plan unless such Plan is approved by the stockholders of the Company within 12 months of the date of the adoption of such Plan.

                  Section 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context:

                  2.1. "Award" shall mean an award of the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.

                  2.2. "Board of Directors" shall mean the Board of Directors of the Company.

                  2.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  2.4. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof; provided, that if no such committee is appointed by the Board of Directors, the Board of Directors shall have all of the authority and obligations of the Committee under the Plan.

                  2.5. "Common Stock" shall mean the Class A Common Stock, $.01 par value, of the Company.

                  2.6. "Employee" shall mean (i) with respect to an ISO, any person, including, without limitation, an officer of the Company, who, at the time an ISO is granted to such person hereunder, is employed by the Company or any Parent or Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, any person employed by, or performing services for, the Company or any Parent or Subsidiary of the Company, including, without limitation, officers.

                  2.7. "ISO" shall mean an Option granted to a Participant pursuant to the Plan that constitutes and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code.

                  2.8. "Non-Qualified Option" shall mean an Option granted to a Participant pursuant to the Plan that is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto and that shall not constitute or be treated as an ISO.

                  2.9. "Option" shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to the Plan.

                  2.10. "Participant" shall mean any Employee to whom an Award and/or an Option is granted under the Plan.

                  2.11. "Parent" of the Company shall have the meaning set forth in Section 424(e) of the Code.

                  2.12. "Subsidiary" of the Company shall have the meaning set forth in Section 424(f) of the Code.

                  Section 3. Eligibility. Awards and/or Options may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.

                  Section 4.  Common Stock Subject to the Plan.

                  4.1. Number of Shares. The total number of shares of Common Stock for which Options and/or Awards may be granted under the Plan shall not exceed in the aggregate three million (3,000,000) shares of Common Stock (subject to adjustment as provided in Section 8 hereof).

                  4.2. Reissuance. The shares of Common Stock that may be subject to Options and/or Awards granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option and/or Award granted under the Plan. If any shares of Common Stock issued or sold pursuant to an Award or the exercise of an Option shall have been repurchased by the Company, then such shares may again be subject to an Option and/or Award granted under the Plan.

                  4.3.  Special ISO Limitations.

                  (a) The aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000.

                  (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless (i) the option price is at least 110% of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and (ii) the ISO by its terms is not exercisable more than five years from the date it is granted.

                  4.4. Limitations Not Applicable to Non-Qualified Options or Awards. Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, nor shall be construed to apply, to any Non-Qualified Option or Award granted under the Plan.


                  Section 5.  Administration of the Plan.

                  5.1. Administration. Subject to the proviso in Section 2.4 hereof, the Plan shall be administered by a committee of the Board of Directors (the "Committee") established by the Board of Directors and consisting of no less than two persons. Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Treasury regulation Section 1.162-27(e)(3). The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

                  5.2. Grant of Options/Awards.

                  (a) Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be subject to each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the amount (not less than the par value per share) and the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including, without limitation, the circumstances under which issued and outstanding shares of Common Stock owned by a Participant may be used by the Participant to exercise an Option); (vi) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time when (or the circumstances under which) the Option may be exercised by a Participant, including, without limitation, vesting provisions that may be contingent upon (A) the Company's meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (x) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISOs shall be deemed "accelerated" within the meaning of Section 424(h) of the Code; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan.

                  (b) Awards. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Awards hereunder; (ii) to determine the amount to be paid by a Participant to acquire shares of Common Stock pursuant to an Award, which amount may be equal to, more than, or less than 100% of the fair market value of such shares on the date the Award is granted (but in no event less than the par value of such shares); (iii) to determine the time or times and the conditions subject to which Awards may be made; (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to shares of Common Stock acquired pursuant to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including, without limitation, vesting provisions which may be contingent upon (A) the Company's meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the

Company; (viii) to determine the circumstances and conditions subject to which any shares of Common Stock acquired pursuant to an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired pursuant to an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including, without limitation, the circumstances under which issued and outstanding shares of Common Stock owned by a Participant may be used by the Participant to purchase the Common Stock subject to an Award); (x) to accelerate the time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of the Plan.

                  5.3. Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

                  5.4. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.

                  5.5. Expenses, Etc. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option and/or Award granted hereunder.


                  Section 6.  Terms and Conditions of Options.

                  6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee and shall be set forth in an ISO agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.

                  The terms and conditions of each ISO shall include the following:

                  (a) The option price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the fair market value of the shares of Common Stock subject to the ISO on the date the ISO is granted. For purposes of the Plan, the fair market value per share of Common Stock as of any day shall mean the average of the closing prices of sales of shares of Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 3:30 p.m., New York time, on such day, or, if on any day the Common Stock shall not be quoted in the NASDAQ system, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization. If at any time the Common Stock is not listed on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market, the fair market value of the shares of Common Stock subject to an Option on the date the ISO is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

                  (b) ISOs, by their terms, shall not be transferable otherwise than by will or the laws of descent and distribution, and, during a Participant's lifetime, an ISO shall be exercisable only by the Participant.

                  (c) The Committee shall fix the term of all ISOs granted pursuant to the Plan (including, without limitation, the date on which such ISO shall expire and terminate); provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

                  (d) To the extent that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors, in its sole discretion.

                  (e) The terms and conditions of each ISO may include the following provisions:

                  (i) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall be terminated for cause or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

                  (ii) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall terminate for any reason other than (x) a termination specified in clause (i) above or (y) by reason of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

                  (iii) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

                  (iv) In the event a Participant shall die while in the employ of the Company or a Parent or Subsidiary of the Company (or within a period of one month after ceasing to be an Employee for any reason other than his "disability" (within the meaning of Section 22(e)(3) of the Code) or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.

                  6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each Non-Qualified Option will be such (and each Non-Qualified Option agreement shall expressly so state) that each Non-Qualified Option issued hereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422(b) of the Code, but will be a "non-qualified stock option" for Federal, state and local income tax purposes. The terms and conditions of any Non-Qualified

Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder.

                  The terms and conditions of each Non-Qualified Option Agreement shall include the following:

                  (a) The option (exercise) price shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted as determined in good faith by the Committee.

                  (b) The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including, without limitation, the date on which such Non-Qualified Option shall expire and terminate). Such term may be more than ten years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions (including, without limitation, provisions governing the rights to exercise such Non-Qualified Option), and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion; provided, however, that in no event shall any Non-Qualified Option granted to any director or officer of the Company who is subject to Section 16 of the Exchange Act become exercisable, in whole or in part, prior to the date that is six months after the date such Non-Qualified Option is granted to such director or officer.

                  (c) Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Participant's lifetime a Non-Qualified Option shall be exercisable only by the Participant.

                  (d) The terms and conditions of each Non-Qualified Option may include the following provisions:

                  (i) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall be terminated for cause or shall be terminated by the Participant for any reason whatsoever other than as a result of the Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

                  (ii) In the event a Participant's employment on a full-time basis by the Company or any Parent or Subsidiary of the Company shall terminate for any reason other than (x) a termination specified in clause (i) above or (y) by reason of the

         Participant's death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any Non-Qualified Option held by such Participant at that time may only be exercised within three months after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

                  (iii) In the event a Participant shall cease to be an Employee of the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any NonQualified Option held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be an Employee, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option as of the date on which he ceased to be an Employee.

                  (iv) In the event a Participant shall die while an Employee of the Company or a Parent or Subsidiary of the Company (or within a period of one month after ceasing to be an Employee for any reason other than his "disability" (within the meaning of Section 22(e)(3) of the Code) or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any Non-Qualified Option held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such Non-Qualified Option at the time of his death. In such event, such Non-Qualified Option may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the Non-Qualified Option directly from the Participant by bequest or inheritance.

                  (e) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion.


                  7. Terms and Conditions of Awards. The terms and conditions of each Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Committee shall approve. The terms and provisions of any Award granted hereunder need not be identical to those of any other Award granted hereunder.

                  The terms and conditions of each Award may include the following:

                  (a) The amount to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Award on the date the Award is granted (but in no event less than the par value of such shares).

                  (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Committee, in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and option to repurchase shares of Common Stock acquired pursuant to an Award.

                  (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to any restrictions imposed on such Stock and such other matters as the Committee may determine.

                  (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such shares of Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld, or if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion.


                  Section 8. Adjustments. (a) In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another entity in each such case through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Committee in good faith shall, subject to the provisions of Section 8(c) below if the circumstances therein specified are applicable, appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share); provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISOs, (ii) the number of shares of Common Stock to be acquired pursuant to an Award which have not become vested, and (iii) the number of shares of Common Stock for which Options and/or Awards may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

                  (b) If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another entity, or the sale of all or substantially all its assets to another entity, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, subject to the provisions of Section 8(c) below if the circumstances therein specified are applicable, each holder of an Option shall thereafter have the right to purchase, upon the exercise of the Option in accordance with the terms and conditions specified in the option agreement governing such Option and in lieu of the shares of Common Stock immediately theretofore receivable upon the exercise of such Option, such shares of stock, securities or assets (including, without limitation, cash) as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place.

                  (c) Notwithstanding Sections 8(a) and 8(b) hereof, in the event of (i) any offer to holders of the Company's Common Stock generally relating to the acquisition of all or substan tially all of their shares, including, without limitation, through purchase, merger or otherwise, or (ii) any proposed transaction generally relating to the acquisition of substantially all of the assets or business of the Company (herein sometimes referred to as an "Acquisition"), the Board of Directors may, in its sole discretion, cancel any outstanding Options (provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISO's) and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board of Directors acting in good faith) equal to the product of (A) the number of shares of Common Stock (the "Option Shares") that, as of the date of the consummation of such Acquisition, the holder of such Option had become entitled to purchase (and had not purchased) multiplied by (B) the amount, if any, by which (1) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Acquisition exceeds (2) the option price applicable to such Option Shares.

                  Section 9. Effect of the Plan on Employment Relationship. Neither the Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of (or otherwise provide services to) the Company or any Subsidiary or Parent thereof, or limit in any respect the right of the Company or any Subsidiary or Parent thereof to terminate such Participant's employment or other relationship with the Company or any Subsidiary or Parent, as the case may be, at any time.

                  Section 10. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon or consent thereto, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 8 hereof) the aggregate number of shares of Common Stock for which Options and/or Awards may be granted hereunder, (ii) to decrease the minimum exercise price specified by the Plan in respect of ISOs or (iii) to change the class of Employees eligible to receive ISOs under the Plan.

                  Section 11. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate ten years after the date of its initial adoption by the Board of Directors. No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option and/or Award theretofore granted under the Plan.


                  Section 12. Effective Date of the Plan. The Plan shall be effective as of January 7, 1999, the date on which the Plan was adopted by the Board of Directors, and shall be submitted to the holders of the outstanding capital stock of the Company for their approval.


                                    * * * * *

                            APPENDIX I -- PROXY CARD


                                     PROXY
                           CENTENNIAL CELLULAR CORP.
                              1305 CAMPUS PARKWAY
                           NEPTUNE, NEW JERSEY 07753


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter W. Chehayl and Thomas E. Bucks, and each of them, proxies of the undersigned, with full power of substitution, to vote all common stock of Centennial Cellular Corp., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the company to be held on Wednesday, October 20, 1999, or at any adjournment or adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:


(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

A        [X]      PLEASE MARK YOUR VOTES
         AS IN THIS EXAMPLE

                  FOR ALL NOMINEES          WITHHOLD
                  LISTED TO RIGHT           AUTHORITY FOR
                                            ALL NOMINEES

1.       Election of       [   ]                 [   ]
Directors


NOMINEES:

         Anthony J. de Nicola
         Mark T. Gallogly
         Lawrence H. Guffey
         Thomas E. McInerney
         Rudolph E. Rupert
         Michael J. Small
         J. Stephen Vanderwoude


INSTRUCTION: to withhold authority to vote for any nominee, write that nominee's name on the line provided below.


____________________________________________________


2. Proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the fiscal year ending May 31, 2000.

 FOR             AGAINST           ABSTAIN

[   ]             [   ]             [   ]


3. Proposal to ratify the approval and adoption by the Board of Directors of the Centennial Cellular Corp. and its Subsidiaries 1999 Stock Option and Restricted Stock Purchase Plan.

 FOR             AGAINST           ABSTAIN

[   ]             [   ]             [   ]

4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.

 FOR             AGAINST           ABSTAIN

[   ]             [   ]             [   ]


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN
ITEM 3.


The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________ SIGNATURE ___________________ DATED ________, 1999

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

                          STATEMENT OF DIFFERENCES
                          ------------------------

The degree symbol shall be expressed as .............................. [d]